Exhibit 99.1

NEWS RELEASE

 2901 Butterfield Road             Oak Brook, Ill. 60523             www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date:	May 19, 2005

Contact:	Rick Fox, Inland Communications, Inc.
(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

INLAND WESTERN BUYS DESTINATION SHOPPING CENTER IN SALT LAKE

Strategic relationship formed in sale of Phase One of The Gateway

Oak Brook, Ill. – Inland Western Retail Real Estate Trust, Inc. announced today that it has purchased the 628,626-square foot retail portion of Phase I of The Gateway shopping center in Salt Lake City, Utah, forming a strategic relationship with The Boyer Company. The Boyer Company will continue to lease the balance of Phase I, will own, develop, and lease Phase II, and continue to own and manage all office buildings at the property. Inland Western intends to keep current staffing levels in place and plans to bring Boyer’s staff on board wherever possible.

Since its opening of Phase I more than three years ago, The Gateway has become one of Utah’s premiere dining and shopping destinations. Many of the 95 stores and restaurants located in the 650,000-square-foot open-air mixed use center have continued to report double-digit same-store sales increases.

“The Gateway is an outstanding retail center and will be one of Inland Western’s marquee assets,” said Lou Quilici, senior vice president, Inland Real Estate Acquisitions, Inc., who negotiated the transaction with The Boyer Company. “The local market knowledge that The Boyer Company brings, coupled with Inland’s vast experience and relationships with national retailers, will help ensure that The Gateway remains the shopping and entertainment destination of choice in Salt Lake City.”

Some of the major tenants at The Gateway include Dick’s Sporting Goods, Barnes & Noble, Virgin Megastore, Abercrombie & Fitch, Hollister, Z Gallerie, Banana Republic, J. Jill, California Pizza Kitchen, Anthropologie, Sur La Table, Coldwater Creek, Megaplex 12, Clark Planetarium and many other retailers and restaurants.

“Inland is a strong national player in the leasing field with strong relationships with tenants,” said Jake Boyer, managing partner of The Gateway.  “We are excited with the relationship.   Boyer and Inland will continue to make The Gateway one of the dominant shopping centers in Utah and in the country.”

“Also, we are pleased with the new capital that Inland has infused into the Gateway, better enabling the center’s continued success and expansion,” Boyer added.

The Boyer Company (www.boyercompany.com) is one of the largest developers of commercial real estate in the Intermountain West with more than 30 years of experience.  The company has developed more than 20 million square feet of commercial projects including office buildings, shopping centers, medical offices, hotels, apartments and special use facilities.  The Boyer Company currently manages more than 14 million square feet throughout the Intermountain West.

This is Inland Western’s second purchase in Utah, having purchased the Promenade at Red Cliff in St. George last year. Inland Western, which is less than two years old, owns and manages more than 25 million square feet of commercial real estate.

Inland Western is sponsored by an affiliate of The Inland Real Estate Group of Companies, Inc. (www.inlandgroup.com), which comprises independent real estate investment and financial companies doing business nationwide. Inland is the fifth largest shopping center owner in North America, with more than 95 million square feet under management worth in excess of $10 billion.

With more than 30 years of experience specializing in acquisition, auctions, commercial real estate brokerage, investment, property management, land development and mortgage lending, Inland is one of the nation’s largest commercial real estate companies. Inland’s national headquarters is in Oak Brook, Ill.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland Western’s Annual Report on Form 10-K for the year ended December 31, 2004 and its other SEC filings. Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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